                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          STONE CONTAINER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              -------------------
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                          Stone Container Corporation
                           150 North Michigan Avenue
                             Chicago, IL 60601-7568

                    Notice of Annual Meeting of Stockholders

                       TO BE HELD ON MONDAY, May 15, 2000


To the Holders of Series E Cumulative
Convertible Exchangeable Preferred Stock of
Stone Container Corporation:

     You are cordially invited to attend the Annual Meeting of Stockholders of Stone Container Corporation (the "Company") to be held on Monday, May 15, 2000 at the Plaza Club, 130 East Randolph Street, 40th Floor, Chicago, Illinois, at 10:00 a.m. (C.S.T.) for the following purposes:

     1. To elect three ordinary directors to serve until the next succeeding Annual Meeting of Stockholders or until their respective successors are elected and qualified;

     2. To elect two additional directors to be elected solely by the holders of the Company's Series E Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"), voting as a separate class, to serve until the next succeeding Annual Meeting of Stockholders or until their respective successors are elected and qualified, or, if earlier, the date on which the full dividends accumulated on all outstanding shares of the Preferred Stock have been declared and paid or set apart for payment;

     3. To consider a shareholder proposal, if presented to the Annual Meeting; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     All stockholders of record at the close of business on March 21, 2000, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached proxy statement to be members of the Board of Directors of the Company; AGAINST the shareholder proposal, if presented to the Annual Meeting; and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

     Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, prior to the Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

                                       By Order of the Board of Directors



                                       CRAIG A. HUNT,
                                       Secretary

Chicago, Illinois
April 14, 2000

                          STONE CONTAINER CORPORATION

                          ---------------------------
                                PROXY STATEMENT
                          ---------------------------

                    FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

Background

     Pursuant to the Restated Certificate of Incorporation of the Company (the "Certificate"), and except as otherwise required by law, the holders of Series E Cumulative Convertible Exchangeable Preferred Stock, $.01 par value, of the Company (the "Preferred Stock") are entitled, in addition to their voting rights under the terms of the Preferred Stock, to one vote per share upon all matters upon which holders of common stock, $.01 par value, of the Company (the "Common Stock") have the right to vote.

     The Certificate provides that in the event that the Company shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of Preferred Stock for any six quarterly dividend payment periods, the number of directors of the Company shall be increased by two and the holders of the Preferred Stock, voting as a class, shall be entitled to elect such two additional directors (the "Preferred Directors") until the full dividends accumulated on all outstanding shares of the Preferred Stock have been declared and paid or set apart for payment. More than six quarterly dividends remain unpaid in respect of the Preferred Stock, and the Company is presently unable to declare or pay dividends on the Preferred Stock as a result of covenants in certain of its credit agreements; accordingly, the holders of the Preferred Stock, voting as a class, are entitled to elect the Preferred Directors.

     The Board presently consists of five members, including David Gale and Mark
A. Weissman as Preferred Directors, and Ray M. Curran, Patrick J. Moore, and Leslie T. Lederer as Ordinary Directors.


Voting and Proxy

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company, for use at the 2000 Annual Meeting of Stockholders to be held on Monday, May 15, 2000 at 10:00 a.m. (C.S.T.) at the Plaza Club, 130 East Randolph Street, 40th Floor, Chicago, Illinois (the "Annual Meeting"). The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. If the proxy is properly executed and returned, the shares of Preferred Stock represented thereby will be voted in accordance with the instructions thereon at the Annual Meeting. Such proxy, if given, may be revoked by the stockholder executing it any time prior to its being voted by giving written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and requesting its revocation at the beginning of the Annual Meeting. The only matters that the Company's management intends to present are those set forth in
Item 1 in the accompanying notice. Management knows of no other matters other than the shareholder proposal set forth in Item 2 of the accompanying Notice that may be presented at the Annual Meeting. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to act upon them according to their best judgment.

     The close of business on March 21, 2000 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On that day, the issued and outstanding voting securities of the Company consisted of 110,000,000 shares of Common Stock and 4,599,300 shares of Preferred Stock. The Company first sent this proxy statement and enclosed proxy to stockholders entitled to notice and to vote at the Annual Meeting on or about April 14, 2000. Each stockholder has one vote for each share of Common Stock and Preferred Stock held. The holders of a majority of the shares of Common Stock and Preferred Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business.

     At the Annual Meeting, two Preferred Directors are to be elected by a vote of the holders of Preferred Stock, voting as a separate class, and three directors are to be elected by a vote of the holders of Common Stock and Preferred Stock voting on a combined basis (the "Ordinary Directors"). As noted under "Principal Stockholders", Smurfit-Stone Container Corporation ("SSCC") owns 100% of the outstanding Common Stock, and has sufficient votes, without any additional votes of the holders of the Preferred Stock, to elect each of the three nominees for Ordinary Director.

     Each stockholder is entitled to cumulate his or her votes for the election of Ordinary Directors. Under cumulative voting, each stockholder is entitled to vote as many votes as shall equal the number of shares of Common Stock and Preferred Stock owned multiplied by the number of directors to be elected (three). Each stockholder may cast all of such votes for a single candidate or distribute them among the number of director positions to be filled or among any two or more candidates as such stockholder may see fit. Except as otherwise instructed by a stockholder, each properly executed and returned proxy that grants authority to vote for one or more of the nominees proposed by the Company named below will authorize the proxies to cumulate all votes for Ordinary Directors that the stockholder is entitled to cast and to allocate such votes among such nominees as such proxies determine, in their sole and absolute discretion. If individuals other than the nominees proposed by the Company named below are nominated for director of the Company, the proxies intend to distribute the number of votes as to which they have discretionary authority with respect to cumulative voting in such manner as will assure the election of all nominees for Ordinary Directors proposed by the Company named below or, if they shall have insufficient votes for such purpose, the election of as many of such nominees as is possible. Holders of Preferred Stock are not entitled to cumulate votes in the election of Preferred Directors.

     If a quorum is present at the Annual Meeting, the three candidates for Ordinary Directors and the two candidates for Preferred Directors receiving the greatest number of votes will be elected. Except as otherwise instructed by a stockholder, each properly executed and returned proxy will be voted FOR the election of the nominees proposed by the Company named below. The enclosed proxy permits each stockholder to withhold authority to vote for one or more of such nominees, but withholding authority to vote for a director nominee will not prevent such nominee from being elected. In the election of directors, abstentions and broker non-votes will not affect the outcome, except in determining the presence of a quorum and in the sense that such proxies will not count toward the votes required for any nominee's election.

     Except as otherwise instructed by a stockholder, if the stockholder proposal set forth in Item 2 is presented to the Annual Meeting, each properly executed and returned proxy will be voted AGAINST approval of such proposal and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. As previously described, SSCC owns 100% of the outstanding Common Stock, and has sufficient votes, without any additional votes of the holders of the Preferred Stock, to defeat the shareholder proposal.

                        ITEM 1 - ELECTION OF DIRECTORS

     Ordinary Directors are to be elected to serve until the next succeeding Annual Meeting of Stockholders or until their successors are elected and qualified. Preferred Directors are to be elected to serve until the earlier of the next succeeding Annual Meeting of Stockholders, their successors are elected and qualified or the date on which all accumulated dividends on the shares of Preferred Stock have been declared and paid or set aside for payment in full. It is intended that the proxy, if given, and unless otherwise specified thereon, will be voted for the persons proposed by the Company named below. In case any of the named nominees proposed by the Company is not a candidate at the Annual Meeting, an event which management does not anticipate, it is intended that the enclosed proxy, if given, and unless it is otherwise specified thereon, may be voted for a substitute nominee and will be voted for the other nominees named by the Company.

                  Nominees for Election as Ordinary Directors
                  -------------------------------------------

                                                                                     Number of Shares
                                                                                    Beneficially Owned
                                                                                            (a)
                                                                                   ---------------------
                                                                     Year First                   SSCC
                                                                     Elected a     Preferred     Common
Name                    Principal Occupation                          Director       Stock      Stock(b)
-----------------       --------------------                         ----------    ---------    --------

Ray M. Curran           President and Chief Executive Officer of        1998            0        696,879
                        the Company and  Smurfit-Stone Container
                        Corporation

Leslie T. Lederer       Vice President - Strategic Investment           1999            0        140,455
                        Dispositions of the Company and
                        Smurfit-Stone Container Corporation

Patrick J. Moore        Vice President and Chief Financial Officer      1998            0        553,299
                        of the Company and Smurfit-Stone Container
                        Corporation

                             Nominees for Election as Preferred Directors
                             --------------------------------------------
                                                                                    Number of Shares
                                                                                   Beneficially Owned
                                                                                           (a)
                                                                                   ---------------------
                                                                     Year First                   SSCC
                                                                     Elected a     Preferred     Common
Name                    Principal Occupation                          Director       Stock      Stock(b)
-----------------       --------------------                         ----------    ---------    --------
David Gale              President of Delta Dividend Group, Inc.         1999       28,930 (c)       0

Mark A. Weissman        Manager of Corporate Bond Trading of            1999        6,838 (d)       0
                        Mariner Investment Group, Inc.

(a) All of the shares of Common Stock are owned by SSCC. Each person has sole voting and investment power with respect to the shares listed. Shares are shown as of March 1, 2000. All amounts represent less than one percent of the outstanding Preferred Stock and SSCC common stock, respectively.

(b) Shares shown as beneficially owned include the number of shares of SSCC common stock that directors and executive officers have the right to acquire within 60 days after March 1, 2000 pursuant to exercisable options under the stock option plans maintained by the Company and SSCC. Shares of SSCC common stock shown include the number of shares held in the Savings Plan maintained by the Company and SSCC as of December 31, 1999, which the executive officers have the right to vote.

(c) Includes 27,930 shares of Preferred Stock owned by Delta Dividend Group, Inc. ("Delta"). Mr. Gale owns 49% of Delta, which owns 57,000 shares of Preferred Stock.

(d) Excludes 455,350 shares of Preferred Stock owned by Mariner Investment Partners, an affiliate of Mr. Weissman, as to which beneficial ownership is disclaimed. Mr. Weissman owns 5% of Caspian Capital Partners, L.P., which owns 136,750 shares of Preferred Stock.

                          INFORMATION AS TO DIRECTORS

     The following information indicates the principal occupation and employment for the Directors for the last five years, unless otherwise indicated. All Executive Officers of the Company serve in the same capacity for SSCC and certain of its other subsidiaries.

Preferred Directors:

    David Gale, born February 22, 1959, has been President of Delta Dividend Group, Inc. since 1992. He also serves as a director of Preferred Income Fund Incorporated, Preferred Income Opportunity Fund Incorporated and Freerealtime.com.

    Mark A. Weissman, born February 14, 1961, has been Manager of Corporate Bond Trading of Mariner Investment Group, Inc. since 1996. He was a managing director with Bear, Stearns & Co., Inc. from 1988 to 1994, and was with Cantor Fitzgerald & Co. from 1994 to 1996.

Ordinary Directors:

    Ray M. Curran, born May 13, 1946, has served as President and Chief Executive Officer of the Company and SSCC since April 1, 1999. He was Executive Vice President and Deputy Chief Executive Officer of the Company and SSCC from November 1998 until March 31, 1999. He was Financial Director of Jefferson Smurfit Group plc ("JS Group") from February 1996 to November 1998 and prior to that served as Chief Financial Officer of JS Group since 1992. JS Group beneficially owns approximately 33% of the SSCC common stock.

    Leslie T. Lederer, born July 20, 1948, has been Vice President - Strategic Investment Dispositions since November 1998. He was Vice President, Secretary and General Counsel of the Company from 1987 to November 1998.

     Patrick J. Moore, born September 7, 1954, has been Vice President and Chief Financial Officer of SSCC since October 1996 and was appointed to the same position with the Company in November 1998. He was Vice President and General Manager - Industrial Packaging Division of Jefferson Smurfit Corporation ("JSC") from December 1994 to October 1996. He served as Vice President and Treasurer of JSC from February 1993 to December 1994 and was Treasurer of JSC from October 1990 to February 1993. He joined JSC in 1987 as Assistant Treasurer. He is a director of First Financial Planners, Inc.

                      BOARD AND BOARD COMMITTEE MEETINGS,
                      COMMITTEE FUNCTIONS AND COMPOSITION

     During 1999, the Board of Directors held three meetings. There are no committees of the Board of Directors

                              CERTAIN TRANSACTIONS

Transactions with JS Group

     The Company is regularly engaged in ordinary course transactions involving the purchase and sale of products with JS Group, a principal shareholder of SSCC. Net sales by the Company to JS Group, its subsidiaries and its affiliates were $12 million for the year ended December 31, 1999. Net sales by JS Group, its subsidiaries and its affiliates to the Company were $5 million for the year ended December 31, 1999. Product sales to and purchases from JS Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

Transactions with JSC(U.S.)

     The Company is regularly engaged in ordinary course transactions involving the purchase and sale of products with Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)"), an indirect wholly owned subsidiary of SSCC. Net sales by the Company to JSC(U.S.), its subsidiaries and its affiliates were $237 million for the year ended December 31, 1999. Net sales by JSC(U.S.), its subsidiaries and its affiliates to the Company were $248 million for the year ended December 31, 1999. Product sales to and purchases from JSC(U.S.), its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of any class of the Company's voting stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the period from January 1, 1999 through February 29, 2000, its executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except that Forms 4, Statement of Changes in Beneficial Ownership, were not filed on a timely basis with the SEC by Mark A. Weissman, a Preferred Director of the Company, in connection with a purchase of Preferred Stock in November 1999, and by David Gale, a Preferred Director of the Company, in connection with purchases of Preferred Stock in March, April and November 1999.

                             PRINCIPAL STOCKHOLERS

Security Ownership of Certain Beneficial Owners

  As of March 31, 2000, the following persons were known to the Company to own beneficially more than 5% of the outstanding shares of the respective classes of stock of the Company.


                                              Number of                                 Number of
                                              Shares of                                 Shares of
                                           Common Stock         Percent of        Preferred Stock            Percent of
                                           Beneficially       Common Stock           Beneficially       Preferred Stock
Name and Address                                  Owned        Outstanding                  Owned           Outstanding
-----------------------------------       -------------       ------------        ---------------       ---------------
Smurfit-Stone Container Corporation         110,000,000             100.0%                      0                     0
150 North Michigan Avenue
Chicago, IL  60601-7568

Mariner Investment Partners                           0                  0                455,350                  9.9%
65 East 55th Street
New York, NY  10022


Security Ownership of Management

     As of March 1, 2000, the directors and executive officers as a group beneficially owned 35,768 shares of Preferred Stock, which represents less than one percent of the issued and outstanding shares of Preferred Stock.


                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by, as well as the number of shares of SSCC common stock underlying options granted to each of the Company's named executive officers during the past three fiscal years.

     Except as noted, the following table sets forth certain compensation information for the chief executive officer and certain other executive officers of the Company who, based on the salary and bonus compensation information from SSCC and its subsidiaries, were the most highly compensated for the year ended December 31, 1999. All information set forth in this table reflects compensation earned by these individuals for services with SSCC and its subsidiaries for the fiscal years ended December 31, 1997, 1998 and 1999.

                          SUMMARY COMPENSATION TABLE

                                                                                        Long-Term Compensation
                                                                                -----------------------------------------
                                                                   Other         Awards                       All Other
                                                                   Annual       Securities       Payouts        Compen-
                                         Annual Compensation    Compensation    Underlying     LTIY Payouts     sation
Name and Principal Position        Year  Salary($)  Bonus($)         ($)          Options         ($)(a)        ($)(b)
---------------------------        ----  --------- ---------    ------------    -----------    ------------   -----------
Michael W. J. Smurfit (c)........  1999    900,000   445,140      $217,768         250,000             0           24,483
 Chairman of the Board             1998    834,000   185,248             0               0             0           32,691
 of SSCC                           1997    834,000         0             0               0             0           26,757

Ray M. Curran (d)(f).............  1999  1,206,252 1,274,970         4,213               0             0            5,000
 President and                     1998    102,567         0             0         910,000             0                0
 Chief Executive Officer           1997          0         0             0               0             0                0

Roger W. Stone (d)...............  1999    212,500         0             0               0             0        6,055,064
 Former President and              1998    850,000         0             0       1,897,836       297,000            4,000
 Chief Executive Officer           1997    858,475         0             0               0       283,301                0

Patrick J. Moore (e)(f)..........  1999    761,250   573,752             0               0             0           11,257
 Vice President and                1998    350,016   828,779         9,489         325,000             0            7,736
 Chief Financial Officer           1997    305,000         0        70,333         200,000       337,671            6,987

William N. Wandmacher............  1999    340,008   167,395         6,215               0             0           15,084
 Vice President and General        1998    291,000    99,778         1,178          75,000             0           12,767
 Manager - Containerboard          1997    279,000         0           532          54,000       498,674           11,616
 Mill Division

David C. Stevens.................  1999    274,992   230,127             0               0             0           15,506
 Vice President and General        1998    257,016    36,281             0          30,000             0           14,046
 Manager - Reclamation             1997    238,000   131,648             0         100,000       270,048           12,276
 Division

---------

(a) Reflects amounts awarded under SSCC's 1994 Long-Term Incentive Plan. Amounts were either payable in cash or deferred into the Company's Deferred Compensation Plan at the election of the Named Executive Officer.

(b) Amounts shown under "All Other Compensation" for 1999 include a $5,000 contribution to SSCC's Savings Plan for each of the Named Executive Officers (other than Dr. Smurfit) and SSCC-paid split-dollar term life insurance premiums for Dr. Smurfit ($24,483) and Messrs. Moore ($6,257), Wandmacher ($10,084) and Stevens ($10,506). Upon his retirement, Mr. Stone received a payment of $5,833,747 under his Severance Agreement with the Company. Mr. Stone also received $195,884 as a pension payment and $20,433 as vacation pay.

(c) The amount shown in "Other Annual Compensation" for 1999 represents a "gross up" payment for a portion of Dr. Smurfit's Federal and State income tax liability.

(d) Mr. Curran was named to succeed Mr. Stone as President and Chief Executive Officer of the Company as of April 1, 1999. Mr. Stone served as President and Chief Executive Officer of the Company upon completion of the merger with SSCC (the "Merger") on November 18, 1998, and retired from the Company as of March 31, 1999. All of Mr. Stone's restricted stock and options were vested at the time of the Merger and were converted into shares or options to acquire shares of SSCC common stock, adjusted to reflect the .99 to one ratio at which shares of the Company's common stock were exchanged into shares of SSCC common stock in connection with the Merger.

(e) The amount under Bonus for 1998 includes a one-time special bonus of $750,000 awarded to Mr. Moore in recognition of his significant contributions in connection with the Merger.

(f) In addition to their awards under the MIP for 1999 ($630,670 for Mr. Curran and $378,402 for Mr. Moore), Messrs. Curran and Moore received additional bonuses of $644,300 and $195,350, respectively, for 1999 in recognition of their performance in significantly exceeding the Company's objectives in key areas such as asset divestitures, debt reduction and attainment of synergies from the Merger.



          Option Grants in the Last Fiscal Year -- The following table shows all grants of options to acquire shares of SSCC common stock granted to the executive officers named in the Summary Compensation Table on pages 5 and 6 (the "Named Executive Officers") for the year ended December 31, 1999.

                                             OPTION GRANTS IN 1999

                                                                                    Potential Realizable Value
                              Number of      % of Total                               at Annual Rates of Stock
                             Securities         Options                                  Price Appreciation
                             Underlying      Granted to    Exercise or                 for Option Term ($)(b)
                                Options    Employees in     Base Price  Expiration  --------------------------
     Name                       Granted  Fiscal Year(a)  ($ Per Share)        Date       5%           10%
---------------------------  ----------  --------------  -------------  ----------  -----------   ------------
Michael W. J. Smurfit (c)..     250,000           55.2%         17.19     03/03/09    2,702,282      6,848,112
Ray M. Curran..............           0            N/A            N/A          N/A          N/A            N/A
Roger W. Stone.............           0            N/A            N/A          N/A          N/A            N/A
Patrick J. Moore...........           0            N/A            N/A          N/A          N/A            N/A
William N. Wandmacher......           0            N/A            N/A          N/A          N/A            N/A
David C. Stevens...........           0            N/A            N/A          N/A          N/A            N/A

---------

(a) Reflects percentage of total options granted to employees in 1999 under SSCC's 1998 Long Term Incentive Plan.

(b) The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the SSCC common stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

(c) Upon exercise of these options, Dr. Smurfit is also entitled to receive an additional cash payment from SSCC equal to $2.19 per option exercised.

          As of December 31, 1999, there were approximately 18,317,149 shares of SSCC common stock reserved for issuance under all of the stock-based incentive plans of SSCC and its subsidiaries, including the Company, with approximately 3,357,000 shares available for future grants.

          Option Exercises and Year-End Value Table -- The following table shows aggregate exercises of options to purchase SSCC common stock in the year ended December 31, 1999 and the number of securities underlying unexercised options to purchase SSCC common stock held at the end of 1999 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUE

                                                                 Number of
                                                           Securities Underlying      Value of Unexercised
                                   Shares                   Unexercised Options       In-the-Money Options
                              Acquired on         Value    at January 1, 2000(#)    at January 1, 2000($)(a)
           Name               Exercise(#)      Realized  Exercisable/Unexercisable  Exercisable/Unexercisable
---------------------------   -----------    ----------  -------------------------  -------------------------
Michael W. J. Smurfit......            0              0   1,026,000  /  250,000     $14,879,000  /  1,828,125
Ray M. Curran..............            0              0     393,333  /  606,667       4,850,204  /  7,090,421
Roger W. Stone.............      170,676        692,471     885,809  /        0       9,860,476  /          0
Patrick J. Moore...........            0              0     433,333  /  216,667       5,125,142  /  2,532,296
William N. Wandmacher......            0              0     168,750  /   56,250       2,187,266  /    657,422
David C. Stevens...........       75,000        964,842      82,500  /   22,500         940,781  /    262,969

---------
(a) The closing market value of the SSCC common stock on December 31, 1999 was $24.50 per share. On that date, the exercise price per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $19.82.

Pension Plans
Salaried Employees Retirement Plan and Excess Benefit Plan

          For purposes of calculating pension benefits payable to former Stone salaried employees, the Company currently maintains the Stone Container Corporation Salaried Employees Retirement Plan (the "Retirement Plan"). The benefit formula under the Retirement Plan is different than that under SSCC's pension plan. Of the Named Executive Officers, only Mr. Stone, who retired from the Company as of March 31, 1999, will receive pension benefits under the Retirement Plan. The Retirement Plan provides for the payment of a monthly pension to retiring salaried employees equal to the larger of (a) 1.67% of his or her average monthly compensation based on the highest 60 consecutive months compensation (within the last 180 months) for each year of service to a maximum of 30 years of service, reduced by 3/4 of 1% of the employee's covered compensation under social security or (b) 1% of such average monthly compensation (not greater than $900) for each year of service. This benefit is then reduced, if applicable, by the monthly retirement income that could be provided on an actuarial equivalent basis from the employee's participation in certain previously sponsored retirement plans of the Company. Employees become vested for retirement income benefits after completion of five years of service or, if earlier, upon reaching age 65. The payment or accrual in respect of any specified person is not and cannot readily be separately or individually calculated by the actuaries for this defined benefit plan. The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications.

                Illustrative Projected Annual Retirement Benefit for Selected Remuneration and Years of Service Classifications(a)

                                                                         Years of Service at Retirement
                                                 ----------------------------------------------------------------------------
Remuneration (b)                                    15               20               25               30               35
----------------------------------------         --------         --------         --------         --------         --------
$  100,000..............................         $ 25,050         $ 33,400         $ 41,750         $ 50,100         $ 50,100
   150,000..............................           37,575           50,100           62,625           75,150           75,150
   200,000..............................           50,100           66,800           83,500          100,200          100,200
   250,000..............................           62,625           83,500          104,375          125,250          125,250
   300,000..............................           75,150          100,200          125,250          150,300          150,300
   400,000..............................          100,200          133,600          167,000          200,400          200,400
   600,000..............................          150,300          200,400          250,500          300,600          300,600
   800,000..............................          200,400          267,200          334,000          400,800          400,800
 1,000,000..............................          250,500          334,000          417,500          501,000          501,000

(a) Benefit shown would be reduced by 3/4 of 1% of the retiree's covered compensation under social security while employed by the Company, as defined in the Retirement Plan, and would be limited to the extent required by the provisions of the Internal Revenue Code of 1986. Under federal law, an employee's benefits under a qualified pension plan such as the Retirement Plan are limited to certain maximum amounts. The Company maintains the Stone Container Corporation Excess Benefit Plan, which supplements the benefits of any participant in the qualified pension plan by direct payment of a lump sum or by an annuity, on an unfunded basis, of the amount by which any participant's benefits under the pension plan are limited by law. The table illustrates the amount of annual pension without regard to such limitations for an employee retiring in 1999 calculated on a single life annuity basis.

(b) In estimating the annual benefit, it is assumed that the five-year average monthly compensation is equal to 1999 earnings.

     The compensation covered by the Retirement Plan includes salary and any bonus earned. Mr. Stone had 42 years of service at the time of his retirement. Each of the Named Executive Officers (other than Mr. Stone) will receive pension benefits pursuant to the pension plans maintained by SSCC.


Pension Plans of SSCC
Salaried Employees' Pension Plan and Supplemental Income Pension Plan

     SSCC and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under SSCC's annual management incentive plan (the "MIP"), deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of the SIP, final average earnings equals the participant's average earnings, including bonuses under the MIP, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. The SIP recognizes all years of credited service.

     The pension benefits for the Named Executive Officers (other than Mr. Stone) can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of SSCC and its subsidiaries, including the Company.


                                                                  Each Year
Remuneration                                                             in
----------------------                                            Excess of
Final Average Earnings  5 years   10 years  15 years   20 years    20 years
----------------------  --------  --------  --------  ----------  ---------
       $  200,000       $ 25,000  $ 50,000  $ 75,000  $  100,000          *
          400,000         50,000   100,000   150,000     200,000          *
          600,000         75,000   150,000   225,000     300,000          *
          800,000        100,000   200,000   300,000     400,000          *
        1,000,000        125,000   250,000   375,000     500,000          *
        1,200,000        150,000   300,000   450,000     600,000          *
        1,400,000        175,000   350,000   525,000     700,000          *
        1,600,000        200,000   400,000   600,000     800,000          *
        1,800,000        225,000   450,000   675,000     900,000          *
        2,000,000        250,000   500,000   750,000   1,000,000          *
---------

*  An additional 1% of earnings is accrued for each year in excess of 20 years.

     Dr. Smurfit and Messrs. Moore, Wandmacher and Stevens participate in the SIP and have 45, 14, 13, and 35 years of credited service, respectively. Current average earnings as of December 31, 1999, for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,182,927); Mr. Moore ($505,190); Mr. Wandmacher ($371,743) and Mr. Stevens ($354,467). Mr. Curran is not a participant in the SIP. He has one year of credited service under the Pension Plan with average annual earnings of $160,000.

                           COMPENSATION OF DIRECTORS

     In 1999, non-employee directors, which included only the Preferred Directors, received an annual retainer of $5,000, prorated for the partial year during which they served on the Board of Directors. In addition, the Company previously maintained a policy pursuant to which it appointed a director with five or more years of service as a consultant to the Company for a number of years equal to the number of years the director served on the Board and for an annual consulting fee equal to the director's retainer in effect at the date of such director's retirement.


                 EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

     SSCC has entered into agreements (the "Employment Agreements") with Messrs. Curran and Moore effective as of April 1, 1999. The Employment Agreements require the executives to devote substantially all of their business time to the operations of SSCC and its subsidiaries, including the Company, each for a term expiring on April 1, 2002, which term is automatically extended for a one-day period for each day that passes after April 1, 1999, unless sooner terminated by either party in accordance with the provisions of the Employment Agreements.

     The Employment Agreements provide that Messrs. Curran and Moore shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by SSCC for its senior executive officers, including the MIP and the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan.

     The Employment Agreements provide that if SSCC terminates the executive's employment "without cause" or the executive terminates his employment with "good reason," SSCC will: (i) pay the executive the full amount of base salary and annual bonus that SSCC would have paid under the Employment Agreement had the executive's employment continued to the end of the employment term; (ii) continue the executive's coverage under SSCC's medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term; (iii) provide the executive with certain perquisites until the end of the employment term, provided that these perquisites provided by SSCC will be reduced to the extent the executive receives comparable perquisites without cost during the 36 month period following his employment termination; (iv) continue to count the period through the end of the employment term for purposes of determining the executive's age and service with SSCC with respect to (A) eligibility, vesting and the amount of benefits under SSCC's executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) provide outplacement services, as elected by the executive (and with a firm selected by the executive), not to exceed $50,000 in total.

     The Employment Agreements also provide that if, within 24 months following a "change of control" of SSCC, SSCC terminates the executive's employment "without cause" or the executive terminates his employment with "good reason," SSCC will (i) pay the executive three times the executive's base salary, as in effect on the date of his termination; (ii) three times the highest of (A) the average annual bonus paid for the three fiscal years immediately preceding the executive's employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs; (iii) continue the executive's coverage under SSCC's medical, dental, life, disability, pension, profit sharing and other executive benefit plans for three years following employment termination; (iv) pay the value of three years of continued coverage under any pension, profit sharing or other retirement plan maintained by SSCC;
(v) continue to provide the executive with certain perquisites, provided that these perquisites provided by SSCC will be reduced to the extent the executive receives comparable perquisites without cost during the 36 month period following his employment termination; (vi) immediately vest all stock options, restricted stock and other equity-based awards; and (vii) pay for outplacement services to the executive not to exceed $50,000. SSCC generally must make the payments described above within 10 days of the executive's employment termination. If the payments and benefits described above would be "excess parachute payments" as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then SSCC will pay the executive an additional amount to "gross-up" the executive for such excise tax.

     The Employment Agreements for Messrs. Curran and Moore also forbid the executives from: (i) disclosing confidential information, inventions or developments; (ii) diverting any business opportunities or prospects from SSCC and its subsidiaries; and (iii) during their employment and for a period of up to two years following termination of his employment, competing with any business conducted by SSCC or any of its affiliates, or soliciting any employees, customers or suppliers of SSCC and its subsidiaries, within the United States.

     In general, each of the following transactions is considered a change of control under the Employment Agreements: (a) a third party's acquisition of 20% or more of SSCC's common stock; (b) a change in the majority of the Board of Directors of SSCC; (c) completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of SSCC's assets; or (d) the complete liquidation or dissolution of SSCC. The Merger did not constitute a change of control for purposes of the Employment Agreements because they became effective subsequent to its consummation.

     Each of Messrs. Wandmacher and Stevens is a party to an Employment Security Agreement (collectively, the "Severance Agreements"). Among other things, the Severance Agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a "change of control" (as such term is defined in the Severance Agreements). The Merger constituted a change of control under the Severance Agreements.

     The maximum severance benefit, including the value of pension and welfare benefits, fringe benefits and perquisites payable under the Severance Agreements, which would have been payable under the Severance Agreements to each of Messrs. Wandmacher and Stevens in the event of termination of employment as of December 31, 1999 by the Company without "cause" or resignation by the executive officer for "good reason" is $1,024,101 for Mr. Wandmacher and $846,588 for Mr. Stevens.

     Mr. Stone retired as President and Chief Executive Officer of the Company effective as of March 31, 1999. Upon his retirement, Mr. Stone received a payment of $5,833,477 under his severance agreement with the Company. He also received $195,884 as a pension payment and $20,433 as vacation pay.

     The Company entered into consulting agreements in 1974 with each of Messrs. Jerome H. Stone, Marvin N. Stone (deceased) and Norman H. Stone (deceased), under which each serves or was to serve as a consultant to the Company for a fee of $80,000 per annum during his lifetime and, should he die leaving a widow, $40,000 per annum to such widow during her lifetime. Norman H. Stone died in 1985 and Marvin N. Stone died in 1999, and their respective widows receive the specified payments.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The salary and benefits of the Chief Executive Officer of the Company and certain other executives are determined by the Compensation Committee of the Board of Directors of SSCC (the "SSCC Compensation Committee"). Stockholders are referred to SSCC's 2000 proxy statement for information regarding the report of the SSCC Compensation Committee.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     No member of the SSCC Compensation Committee is currently or was, during the year ended December 31, 1999, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the SSCC Compensation Committee,
(ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the SSCC Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1999.

                              INDEPENDENT AUDITORS

     The Board of Directors appointed Ernst & Young LLP as the Company's independent accountants for the year ended December 31, 1999. Ernst & Young LLP has advised the Company that neither it, nor any of its partners, has or has had any direct or indirect financial interest in the Company or any of its subsidiaries. Ernst & Young LLP also serves as the independent accountants of SSCC. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders. Such representative may make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                         ITEM 2 - SHAREHOLDER PROPOSAL

     Robert D. Morse, 212 Highland Avenue, Mooresetown, NJ 08057-2717, claiming beneficial ownership of $2000 or more of the Preferred Stock, has indicated his intention to present the following proposal for action at the meeting:

     Proposal: I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., after termination of any existing programs for top management. I must also include discontinuance request of "Severance Contracts", which overpay a person no longer satisfactory to the Company, just to leave! This does not include any programs for employees.


     Reasons: Management and Directors are compensated enough to buy on open market, just as you and I, if they are so motivated.

          Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

          Options, rights, SAR's are available elsewhere, and a higher offer would induce transfers, not necessarily "attain and hold" qualified persons.

          Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

          "Align management with shareowners" is a repeated ploy or "line" to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

          After taxes, present base salaries are way above the $200,000 our President receives plus free lodging, and Management only looks after a Company, not the USA and some of the world problems. If they filled out a daily work or production sheet, what would it show?

          Please vote "YES" for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

     The Company believes that a balanced approach to executive compensation that includes base salaries, performance bonuses and periodic grants of stock-based awards best serves the interests of the Company's stockholders by promoting efforts to advance both the short and long-term interests of the Company.

     If Mr. Morse's proposal were implemented, cash and stock-based incentives could no longer be awarded to senior executives. In the Board's view, the restrictions imposed by Mr. Morse's proposal would result in a compensation program that is not competitive with the practices of other participants in the paper industry or with other major U.S. corporations. As a result, the Company's ability to retain and motivate executive talent would be significantly harmed.

     Under these circumstances, the Board believes the adoption of this proposal could be against the interests of the Company and its stockholders. Finally, the Board notes that a similar proposal submitted by Mr. Morse was overwhelmingly rejected by the Company's stockholders in 1997. FOR THESE REASONS, THE BOARD RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                            DISCRETIONARY AUTHORITY

     While the notice of the Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, management is not aware of any matters to be presented for action by the stockholders at the meeting other than as set forth in this proxy statement. The enclosed proxy gives discretionary authority, however, in the event that any additional matters should be presented.


                                 OTHER MATTERS

     The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Stockholders are referred to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which has been mailed to stockholders, for financial and other information about the activities of the Company for such fiscal year. The Annual Report is not to be deemed incorporated in the proxy statement nor is it to be deemed a part of the proxy solicitation material.


         STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

     Under the rules of the SEC, in order to be considered for inclusion in the Company's proxy statement for the 2001 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the offices of the Company at 150 N. Michigan Avenue, Chicago, IL 60601-7568 no later than the close of business on December 15, 2000 and must meet other SEC requirements.

                                       By order of the Board of Directors.




                                       CRAIG A. HUNT
                                       Secretary
April 14, 2000

PREFERRED STOCKHOLDERS
PROXY
                          STONE CONTAINER CORPORATION
                          Annual Meeting May 15, 2000

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned stockholder of Stone Container Corporation, a Delaware corporation (the "Company"), appoints CRAIG A. HUNT and PATRICK J. MOORE, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The
Plaza Club, 130 East Randolph Street, 40th Floor, Chicago, IL, on May 15, 2000 at 10:00 a.m. (C.S.T.) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof.

(NOTE: If authority is granted to vote for one or more nominees for Ordinary Director, unless otherwise specified below, this proxy will authorize the Proxies to cumulate all votes represented hereby and to allocate such votes among such nominees as the Proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected. To specify a different manner of cumulative voting, write "Cumulate For", the name(s) of the nominee(s) for Ordinary Director(s) and the number of votes in the space indicated on the reverse hereof. See "Voting and Proxy" in the accompanying proxy statement for further information.)

      (Continued, and to be marked, dated and signed, on the other side)

                           . FOLD AND DETACH HERE .

1. Election of Ordinary Directors:

          FOR all                      WITHHOLD
   nominees listed below               AUTHORITY
   (except as marked to             to vote for all
    the contrary below)          nominees listed below.

           [_]                            [_]

Ray M. Curran, Leslie T. Lederer and Patrick J. Moore

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below. To cumulate votes for a particular nominee, see instructions on the reverse hereof.

--------------------------------------------------------------------------------

2. Election of Preferred Directors:

          FOR all                      WITHHOLD
   nominees listed below               AUTHORITY
   (except as marked to             to vote for all
    the contrary below)          nominees listed below.

           [_]                            [_]

David Gale and Mark A. Weismann

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

--------------------------------------------------------------------------------

3. Shareholder Proposal:

    FOR the discontinuance       AGAINST discontinuance
        of all bonuses,               of all bonuses,
   options, SAR, etc. for        options, SAR, etc. for
       top management                top management

           [_]                            [_]


   ABSTAIN from voting
   on this Proposal.   [_]

On any other matter that may properly be submitted to a vote of stockholders.

This proxy will be voted "FOR" items 1 and 2 and "AGAINST" item 3 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.

Dated                                                                     , 2000
    ----------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign name or names exactly as appearing on this proxy. If signing as a representative, please include capacity.

(YOU ARE REQUESTED TO COMPLETE, SIGN, AND RETURN THIS PROXY PROMPTLY)

                           . FOLD AND DETACH HERE .